                                                                    EXHIBIT 99.1

                                                 (GOLDEN TELECOM LOGO)
                                                                            NEWS

FOR IMMEDIATE RELEASE

                          CONTINUING POSITIVE MOMENTUM:
          GOLDEN TELECOM REPORTS RESULTS FOR THE FIRST QUARTER OF 2003


MOSCOW, RUSSIA (APRIL 28, 2003) -- Golden Telecom, Inc.'s (NASDAQ: "GLDN") consolidated revenue in the first quarter of 2003 was $78.4 million and consolidated net income was $12.8 million. Although this quarter is traditionally the weakest of the year in the Russian wireline telecommunications industry due to seasonal factors, revenues continued to grow, and margins remained strong.

Here are some of the highlights for the first quarter 2003 vs. the first quarter 2002:

     o    CONSOLIDATED REVENUES OF $78.4 MILLION - UP 115%

     o    CONSOLIDATED EBITDA1 OF $27.6 MILLION - UP 144%

     o    CONSOLIDATED OPERATING INCOME OF $17.2 MILLION - UP 225%

     o    CONSOLIDATED NET INCOME OF $12.8 MILLION - UP 106%

     o    CONSOLIDATED NET CASH FLOW FROM OPERATIONS OF $19.7 MILLION - UP 156%

Alexander Vinogradov, Chief Executive Officer and President of Golden Telecom, Inc. commented: "We are pleased that our business continues to expand given that in Russia, the first quarter has fewer working days than in the other quarters. The business environment in Russia remains strong, in spite of the difficult global environment, and the growth in our customer base reflects this strength. Both consumer and corporate sides of our business have done well, and our annual revenue growth rate, excluding the impact of the Sovintel acquisition late last year, is just under 20%. Company management continues to seek growth opportunities both inside and outside the company, and we remain tightly focused on delivering value to our shareholders."

Stan Abbeloos, Chief Operating Officer of Golden Telecom, Inc. said: "We reported strong sales results across all major product lines and market segments. A net gain of nearly 700 new corporate customers was achieved during the first quarter and we signed a strategically important contract with VimpelCom in St Petersburg. Thirteen new multi-tenant business centers were signed up in the first quarter, and we had significant sales of numbering capacity to two Moscow banks amounting to 2,000 new numbers. We also passed a major milestone in our dial-up internet operation, adding our 250,000th subscriber in Russia."

David Stewart, Chief Financial Officer of Golden Telecom, Inc. noted: "Golden Telecom remains on a firm financial footing. Our net cash flow provided by operating activities is strong, and we have seen the cost benefits from the consolidation of Sovintel. These benefits are reflected in the improvement in our EBITDA1 margin to 35% from 31% in the first quarter of 2002, and from 32% in the fourth quarter of 2002. We reiterate our guidance given in previous statements, that we expect 2003 revenues to be in the region of $320-$340 million, 2003 EBITDA1 to be in the region of $100-$120 million, and 2003 capital expenditures to be in the region of $55-65 million."

MORE FIRST QUARTER 2003 RESULTS:

Our first quarter 2003 results are not directly compatible with the first quarter of the prior year because of the consolidation of Sovintel since September 2003. Consolidated revenues were $78.4 million - up 115% compared to the first quarter of 2002, and up 2% compared to the fourth quarter of 2002.

Competitive Local Exchange Carrier (CLEC) business line consolidated revenues were $51.2 million - up 379% compared to the first quarter of 2002, and up 3% compared to the previous quarter.

Data and Internet business line consolidated revenues were $21.0 million - up 15% compared to the first quarter of 2002, and down 2% compared to the previous quarter.

Internet subscribers increased to 278,823 - up 45% from 191,688 subscribers at the end of the first quarter of 2002, and up 15% from 242,155 at the end of the previous quarter. Most of the growth is outside Moscow and St Petersburg - Golden Telecom has Russia's leading pan-national internet service provider, ROL.

Consolidated Long Distance business line revenues were $5.0 million - up 16% compared to the first quarter of 2002 and down 4% compared to the previous quarter.

Consolidated Mobile Services revenues were $3.2 million - down 3% compared with the first quarter of 2002 and up 3% compared to the previous quarter.

Consolidated EBITDA1 was $27.6 million - up 144% from $11.3 million in the first quarter of 2002, and up 12% compared to the previous quarter. Consolidated EBITDA1, as a percentage of consolidated revenue was 35%, up from 31% in the first quarter of 2002, and up from 32% in the previous quarter. The increase is largely the result of our continuing effort to control costs and a more effective use of available network capacity.

Consolidated income tax for the first quarter was $4.2 million - up from $1.3 million for the first quarter of 2002 and up from $0.8 million for the fourth quarter of 2002. During the fourth quarter, income tax expense was reduced by $3.6 million due to the recognition of carry-forward tax losses at the level of our Russian and Ukrainian subsidiaries.

Net income for the first quarter was $12.8 million - up 106% compared to a net income of $6.2 million in the first quarter of 2002 and down 2% compared to net income of $13.0 million reported in the previous quarter.

Net income per common share on a fully diluted basis in the first quarter of 2003 was $0.47 compared to net income per share of $0.27 for the first quarter of 2002, and net income per share of $0.48 in the fourth quarter of 2002. The diluted weighted average number of shares outstanding in the first quarter of 2003 was 27.4 million compared to 22.7 million in the first quarter of 2002, and
27.2 in the fourth quarter of 2002. As of March 31, 2003 the Company had outstanding 27.2 million shares of common stock.

Golden Telecom, Inc. closed the first quarter of 2003 with a total of $69.3 million in consolidated cash. On March 4, 2003, Standard and Poor's Ratings Services assigned a "BB-" long-term credit rating to Golden Telecom, Inc. On April 1, 2003, Moody's Ratings Services assigned a "B2" senior implied rating to Golden Telecom, Inc.

The legal merger of two wholly owned Russian operating subsidiaries was completed on April 15, 2003. All assets, liabilities, rights and obligations of Teleross were transferred to Sovintel as of this date.

ABOUT GOLDEN TELECOM (WWW.GOLDENTELECOM.COM)

Golden Telecom, Inc., NASDAQ: "GLDN" is a leading facilities-based provider of integrated telecommunications and Internet services in major population centers throughout Russia and other countries of the Commonwealth of Independent States
(CIS). The Company offers competitive local exchange carrier services using its overlay network in Moscow, Kiev, St. Petersburg and Nizhny Novgorod; data and long-distance services using a fiber optic and satellite-based network - including 149 combined access points in Russia and other countries of the CIS; dedicated and dial-up Internet access to businesses and consumers; Internet content through numerous web brands powered by its ROL portal; and mobile services.

This press release presents measures not derived in accordance with generally accepted accounting principles, including EBITDA1, and pro-forma combined revenue4. Such measures should not be considered substitutes for any measures derived in accordance with generally accepted accounting principles, and may also be inconsistent with similar measures presented by other companies. Reconciliation of these non-GAAP measures to the most nearly comparable GAAP measures, if applicable, is presented in the attached pages.

Statements made in this press release are forward looking and are made pursuant to the safe harbor provisions of the Securities Litigation Reform Act of 1995. Such statements include our predictions regarding our expected revenue, EBITDA1 and capital expenditures in 2003. It is important to note that such statements involve risks and uncertainties, which may cause results to differ materially from those set forth in these statements. Such risks and uncertainties include, but are not limited to, changes in timing for the deployment of additional networks which may affect our capital expenditure, potential acquisitions, and political, economic and regulatory developments in Russia, Ukraine and Kazakhstan and increasing competition that may limit growth opportunities. Additional information concerning factors that could cause results to differ materially from those in the forward looking statements is contained in the Company's filings with the U.S. Securities and Exchange Commission including the Company's periodic reports on Form 8-K filed during 2003 and the Company's annual report on Form 10-K for the year ended December 31, 2002.

FOR MORE INFORMATION, CONTACT:

PUBLIC RELATIONS:
Anna Chin Ga Pin
e-mail: achin@sovintel.net
tel.: +7-501-797-9300; fax: +7-501-797-9332

INVESTOR RELATIONS:
Tom Adshead
e-mail: tadshead@gti.ru
tel.: +7-501-797-9300; fax: +7-501-797-9331
www.goldentelecom.ru

                              Golden Telecom, Inc.
          Condensed, Consolidated Statements of Operations (unaudited)
                  (Amounts in millions, except per share data)

                                                                                 Three Months Ended:
                                                                              ------------------------
                                                                                3/31/02      3/31/03

Revenues                                                                      $     36.4    $     78.4
Operating costs and expenses:
      Access and network services (excluding
      depreciation and amortization)                                                15.4          37.3
      Selling, general and administrative (excluding
      depreciation and amortization)                                                 9.7          13.5
      Depreciation and amortization                                                  6.0          10.4

                                                                              ----------    ----------
Operating income                                                                     5.3          17.2

Other income (expense):
      Equity in earnings of ventures                                                 1.7           0.1
      Foreign currency gain (loss)                                                  (0.3)          0.2
      Interest income (expense), net                                                (0.1)         (0.4)
      Minority interest                                                             (0.1)         (0.1)
                                                                              ----------    ----------

          Total other income (expense)                                               1.2          (0.2)

Income before income taxes                                                           6.5          17.0
Income taxes                                                                         1.3           4.2
                                                                              ----------    ----------
Income before cumulative effect of a change in accounting principle           $      5.2    $     12.8

Cumulative effect of a change in accounting principle                                1.0            --
                                                                              ----------    ----------

Net Income                                                                    $      6.2    $     12.8
                                                                              ==========    ==========

Basic earnings per share of common stock:
    Income before cumulative effect of a
    change in accounting principle                                            $     0.24    $     0.47
    Cumulative effect of a change in accounting
    principle                                                                       0.04            --
                                                                              ----------    ----------
Basic earnings per share                                                      $     0.28    $     0.47
                                                                              ==========    ==========

Weighted average common shares - basic                                              22.5          27.1
                                                                              ----------    ----------

Diluted earnings per share of common stock:
    Income before cumulative effect of a
    change in accounting principle                                            $     0.23    $     0.47
    Cumulative effect of a change in accounting
    principle                                                                       0.04            --
                                                                              ----------    ----------
Diluted earnings per share                                                    $     0.27    $     0.47
                                                                              ==========    ==========

Weighted-average common shares - diluted                                            22.7          27.4
                                                                              ----------    ----------


                                    - MORE -

                              Golden Telecom, Inc.
                     Condensed, Consolidated Balance Sheets
                              (Amounts in millions)

                                                                      12/31/02         3/31/03
                                                                    ------------    ------------
                                                                      (audited)      (unaudited)
                                                                    ------------    ------------
ASSETS
Current assets
      Cash and cash equivalents                                     $       59.6    $       69.3
      Accounts receivable, net                                              46.2            51.1
      Prepaid expenses and other assets                                     21.6            23.8
                                                                    ------------    ------------
          Total current assets                                             127.4           144.2

Property and equipment, net                                                166.1           167.8
Goodwill, net                                                               71.7            71.7
Intangible assets, net                                                      56.0            55.6
Restricted cash and other assets                                            14.6            12.4
                                                                    ------------    ------------

TOTAL ASSETS                                                        $      435.8    $      451.7
                                                                    ============    ============

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities
      Accounts payable and accrued expenses                         $       48.3    $       48.6
      Debt maturing within one year and capital lease obligations           10.8            18.3
      Other current liabilities                                             11.9            13.1
                                                                    ------------    ------------
          Total current liabilities                                         71.0            80.0

Long-term debt and capital lease obligations                                29.7            21.6
Other liabilities                                                           25.4            26.0
                                                                    ------------    ------------

TOTAL LIABILITIES                                                          126.1           127.6

Minority interest                                                            2.2             2.2

SHAREHOLDERS' EQUITY
      Common stock                                                           0.3             0.3
      Additional paid-in capital                                           446.2           447.8
      Accumulated deficit                                                 (139.0)         (126.2)
                                                                    ------------    ------------

TOTAL SHAREHOLDERS' EQUITY                                                 307.5           321.9
                                                                    ------------    ------------

TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY                          $      435.8    $      451.7
                                                                    ============    ============


                                    - MORE -

                              Golden Telecom, Inc.
          Condensed, Consolidated Statements of Cash Flows (unaudited)
                              (Amounts in millions)

                                                                          Three Months Ended:
                                                                     ----------------------------
                                                                        3/31/02         3/31/03
                                                                     ------------    ------------

NET CASH FLOW PROVIDED BY OPERATING ACTIVITIES                       $        7.7            19.7

INVESTING ACTIVITIES
             Purchase of property, equipment and intangible assets           (4.6)          (11.8)
             Restricted cash                                                  1.4             0.2
             Proceeds from investments available for sale                     6.0              --
             Purchase of investments available for sale                      (2.0)             --
             Other investing                                                  2.3             0.6
                                                                     ------------    ------------

NET CASH (USED BY) PROVIDED BY INVESTING ACTIVITIES                           3.1           (11.0)

FINANCING ACTIVITIES
             Repayments of debt                                              (1.7)           (0.1)
             Net proceeds from exercise of employee stock options             0.8             1.4
             Other financing                                                   --            (0.4)
                                                                     ------------    ------------

NET CASH (USED BY) PROVIDED BY FINANCING ACTIVITIES                          (0.9)            0.9

Effects of exchange rate changes on cash and cash equivalents                (0.1)            0.1
                                                                     ------------    ------------
Net increase in cash and cash equivalents                                     9.8             9.7
Cash and cash equivalents at beginning of period                             37.4            59.6
                                                                     ------------    ------------

CASH AND CASH EQUIVALENTS AT END OF PERIOD                           $       47.2    $       69.3
                                                                     ============    ============


                                    - MORE -

                              Golden Telecom, Inc.
                     Line-of-Business Statistics (unaudited)
                              (Amounts in millions)

The following table presents our line of business information for the last five quarters.

                                                                 CONSOLIDATED
                                                              Three months ended:
                                      ------------------------------------------------------------------
                                       3/31/02       6/30/02        9/30/02      12/31/02       3/31/03
Revenues
          CLEC                        $     10.7    $     11.4    $     19.7    $     49.7    $     51.2
          Data and Internet                 18.2          20.0          19.2          21.5          21.0
          Long distance                      4.3           4.6           4.6           5.2           5.0
          Mobile services                    3.3           3.3           3.3           3.1           3.2
          Eliminations                      (0.1)         (0.1)         (0.5)         (2.7)         (2.0)
                                      ----------    ----------    ----------    ----------    ----------
             Total revenues           $     36.4    $     39.2    $     46.3    $     76.8    $     78.4

EBITDA(1)
          CLEC                        $      5.4    $      5.2    $      8.2    $     18.9    $     20.4
          Data and Internet                  6.2           6.0           5.5           5.3           6.4
          Long distance                      0.1          (0.2)           --           0.4            --
          Mobile services                    1.2           1.6           1.8           1.6           1.8
          Corporate                         (1.6)         (1.2)         (1.5)         (1.5)         (1.0)
                                      ----------    ----------    ----------    ----------    ----------
             Total EBITDA(1)          $     11.3    $     11.4    $     14.0    $     24.7    $     27.6

Depreciation and amortization
          CLEC                        $      1.4    $      1.0    $      2.5    $      5.4    $      5.4
          Data and Internet                  2.4           2.9           2.7           2.9           2.8
          Long distance                      1.4           1.4           1.3           1.3           1.3
          Mobile services                    0.7           0.6           0.6           0.8           0.7
          Corporate                          0.1           0.3           0.2           0.1           0.2
                                      ----------    ----------    ----------    ----------    ----------
             Total depreciation and
               amortization           $      6.0    $      6.2    $      7.3    $     10.5    $     10.4

Operating income
          CLEC                        $      4.0    $      4.2    $      5.7    $     13.5    $     15.0
          Data and Internet                  3.8           3.1           2.8           2.4           3.6
          Long distance                     (1.3)         (1.6)         (1.3)         (0.9)         (1.3)
          Mobile services                    0.5           1.0           1.2           0.8           1.1
          Corporate                         (1.7)         (1.5)         (1.7)         (1.6)         (1.2)
                                      ----------    ----------    ----------    ----------    ----------
             Total operating income   $      5.3    $      5.2    $      6.7    $     14.2    $     17.2

                                                        PRO FORMA COMBINED REVENUE(4)
                                                            Three months ended:
                                      ------------------------------------------------------------------
                                        3/31/02       6/30/02       9/30/02      12/31/02      3/31/03
                                      ----------    ----------    ----------    ----------    ----------
Pro forma combined revenues           $     65.6    $     70.1    $     76.2    $     76.7    $     78.5

Equity method ventures                     (33.4)        (36.6)        (34.7)         (1.2)         (1.2)

Affiliate adjustments                        4.2           5.7           4.8           1.3           1.1
                                      ----------    ----------    ----------    ----------    ----------
Total consolidated revenues           $     36.4    $     39.2    $     46.3    $     76.8    $     78.4


                                    - MORE -

         The following table presents selected operating data(2) related to our consolidated and non-consolidated ventures at and for the periods shown:

                                                         Three Months Ended:
                                              ------------------------------------------
                                                 9/30/02       12/31/02       3/31/03
                                              ------------   ------------   ------------

Points of presence                                     149            149            149
Total voice minutes (millions)
    Local                                            167.0          270.5          277.2
    Domestic long distance                            92.6          104.2          116.2
    International outgoing                            55.5           53.2           60.6
    Incoming                                         101.8          118.1          116.7
Dial-up Internet access subscribers(3)             191,707        242,155        278,823
Total active cellular subscribers                   35,576         35,386         35,308
Total employees - consolidated entities              1,722          1,708          1,753
Total employees - non-consolidated entities            104            104            116

NOTES TO DATA FOR GOLDEN TELECOM:

1. EBITDA is defined as operating income plus depreciation and amortization. This non-generally accepted accounting principle (GAAP) is a measure of a company's performance commonly used in the telecommunications industry, but should not be construed as an alternative to operating income/(loss) determined in accordance with GAAP as an indicator of operating performance or as an alternative to cash from operating activities determined in accordance with GAAP as a measure of liquidity. A reconciliation of EBITDA to income from operations is included in our line of business statistics.

2.   MCT Corp. is not included in the operating data shown.

3. Dial-up Internet subscribers is the number of users (or logins) who have logged on to the system during the month in question, regardless of whether they are enabled or disabled at month end. It specifically excludes "on-trial" users, free users and internal users.

4. Pro-forma combined revenue is a non-GAAP measure and is defined as the consolidated revenue of Golden Telecom, Inc. plus the revenues of 100% of Sovintel and a number of non-consolidated regional joint ventures for all periods referenced.